Exhibit 107 (EX-FILING FEES)

Calculation of Filing Fee Tables

F-4
(Form Type)

TH International Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation Rule		Amount Registered (1)(8)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (7)
Fees Previously Paid	Equity	Ordinary Shares	(4)	457	(c)	43,125,000	$9.77	(2)	$421,115,625	$0.0001091	$45,943.71
	Equity	Warrants	(5)	457	(g)	26,150,000	—	(3)	—	—	—
	Equity	Ordinary Shares underlying Warrants	(6)	457	(f)(1)	26,150,000	$12.09	(3)	$316,153,500	$0.0001091	$34,492.35
	Total Offering Amounts										$80,436.06
	Total Fees Previously Paid										$80,436.06
	Net Fee Due										$0

(1)	All securities being registered will be issued by TH International Limited, a Cayman Islands exempted company (“THIL”), in connection with the Merger Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of THIL (“Merger Sub”) with and into Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”) (such merger, the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (Silver Crest as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into THIL (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (such transactions, collectively, the “Business Combination”). As a result of the Business Combination, (i) each outstanding Class B ordinary share of Silver Crest, par value $.0001 per share (“Silver Crest Class B Shares”), will be converted into one Class A ordinary share of Silver Crest, par value $.0001 per share (“Silver Crest Class A Shares”), (ii) each Silver Crest Class A Share will be converted into the right of the holder thereof to receive one ordinary share of THIL (“THIL Ordinary Shares”) and (iii) each issued and outstanding warrant to purchase Silver Crest Class A Shares (“Silver CrestWarrants”) will be converted into a corresponding warrant to purchase THIL Ordinary Shares (“THIL Warrants”).
(2)	Based on the average of the high ($9.78) and low ($9.75) prices of Silver Crest Class A Shares on the Nasdaq Stock Market (“Nasdaq”) on September 17, 2021 (within five business days prior to the initial filing of this registration statement).
(3)	Based on the sum of (i) the average of the high ($0.61) and low ($0.57) prices for Silver Crest Warrants on Nasdaq on September 17, 2021 (within five business days prior to the initial filing of this registration statement) and (ii) the exercise price of Silver Crest Warrants ($11.50). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to THIL Warrants has been allocated to the THIL Ordinary Shares underlying THIL Warrants and those THIL Ordinary Shares are included in the registration fee.
(4)	Represents THIL Ordinary Shares issuable in exchange for outstanding Silver Crest Class A Shares pursuant to the Mergers.
(5)	Represents THIL Warrants, each whole warrant entitling the holder to purchase one THIL Ordinary Share, to be issued in exchange for Silver Crest Warrants.
(6)	Represents THIL Ordinary Shares underlying THIL Warrants.
(7)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091, which rate was in effect from the initial filing of this registration statement through September 30, 2021, and previously paid in connection with the initial filing of this registration statement on September 23, 2021.
(8)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

1